EXHIBIT 99.1

Brian K. Finneran, Chief Financial Officer	11/25/08
bfinneran@statebankofli.com	(516) 465 - 2251

State Bancorp, Inc. Announces Preliminary
Approval for $36 Million of Capital from U.S. Treasury Capital Purchase Program

Jericho, N.Y., November 25, 2008 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (“State Bank”), announced today it has received preliminary approval to participate in the U.S. Treasury Department’s Capital Purchase Program. Through the Company’s participation in this program, the U.S. Treasury will invest approximately $36 million in senior preferred shares of the Company and receive warrants on standardized terms as described in the program’s term sheet for public companies available at the U.S. Treasury’s website located at http://www.treas.gov. This program, which is available to qualifying financial institutions, will further strengthen State Bank’s already strong capital position and support the continued growth of its core business.

State Bank’s Tier I leverage and total risk-based capital ratios were 8.37% and 12.32%, respectively, as of September 30, 2008, already significantly in excess of the level required to be designated a “well capitalized” financial institution by the federal banking regulators. If completed, the addition of the new capital from the U.S. Treasury will further increase State Bank’s Tier I leverage ratio to approximately 10.57% and its total risk-based capital ratio to approximately 14.77%.

As previously announced, State Bank will continue to participate in the FDIC Transaction Account Guarantee Program, providing its clients with unlimited coverage for funds on deposit in transaction accounts through December 31, 2009.  This is in addition to the increase in FDIC coverage on all deposit accounts to $250,000 recently announced.

Commenting on the preliminary approval, State Bancorp’s President and Chief Executive, Officer Thomas M. O’Brien, stated, “We are pleased to have received this approval from the U.S. Treasury Capital Purchase Program.  This government initiative is designed to help banks to continue to supply vital credit during this very difficult period of global economic contraction and dislocation.  State Bank has been consistently providing its clients with access to credit as demonstrated by an 8% average growth rate in outstanding loans over the past year.  While we continue to anticipate very unsettled conditions in our local economy throughout most of 2009, this additional capital will further fortify our already strong capital base.  Final approval and closing is expected to take approximately 30 days and remains subject to completion of standardized documents and agreements on executive compensation and other matters.  Such agreements and limits are not expected to have a material impact on our company.”

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.